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                                                                    EXHIBIT 5.01

[ALLEN & GLEDHILL ADVOCATES & SOLICITORS LETTERHEAD]

30 December 2004

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD. ("PARENT")

1. We refer to the Registration Statement on Form S-3 (excluding all Exhibits thereto) (the "REGISTRATION STATEMENT") to be filed by Parent with the Securities and Exchange Commission on or about 3 January 2005 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 2,633,029 ordinary shares of par value S$0.01 each in the capital of Parent ("PARENT ORDINARY SHARES") to which the Registration Statement relates, comprising an aggregate of:-

     (a) 2,559,801 Parent Ordinary Shares (the "FIRST TRANCHE REGISTRATION SHARES") allotted and issued at the Effective Time (as defined in the Agreement (defined below)) pursuant to Section 1.2(b)(i) of the Amended and Restated Agreement and Plan of Reorganization (the "AGREEMENT") dated 23 December 2004 made by and among (1) Parent, (2) PIC Acquisition Corporation, a Californian corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), (3) Peripheral Imaging Corporation, a Californian corporation ("COMPANY"), relating to the merger of Merger Sub with and into Company ("MERGER"), resulting with Company as the surviving corporation from the Merger, in consideration for which Parent will allot and issue ordinary shares of S$0.01 each in the capital of Parent, credited as fully paid, to stockholders of Company, in accordance with the terms and conditions set forth in the Agreement; and

     (b) up to 73,228 Parent Ordinary Shares (the "SECOND TRANCHE REGISTRATION Shares") to be allotted and issued on the Shareholders Equity Determination Date (as defined in the Agreement) pursuant to Section 1.2(b)(ii) of the Agreement, in accordance with the terms and conditions set forth in the Agreement,

     (the First Tranche Registration Shares and the Second Tranche Registration Shares to be collectively defined as the "REGISTRATION SHARES").

2.   For the purposes of this opinion, we have assumed that:
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ALLEN & GLEDHILL                                                          PAGE 2

     (a)  the First Tranche Registration Shares were allotted and issued; and

     (b)  the Second Tranche Registration Shares will be allotted and issued,

     in partial consideration for the Merger pursuant to the terms and conditions of the Agreement. This opinion is being rendered to you in connection with the filing of the Registration Statement. Terms defined and references construed in the Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

3.   For the purpose of rendering this opinion, we have examined:-

     (i) an unexecuted copy of the Agreement, as provided to us by Fenwick & West LLP by electronic mail on 16 December 2004 (less all Exhibits and Schedules to the Agreement);

     (ii) in relation to Parent, a copy of each of its Memorandum and Articles of Association, its Certificate of Incorporation of Private Company, its Certificate of Incorporation on Conversion to a Public Company and its Certificate of Incorporation on Change of Name of Company;

     (iii) the resolutions of the shareholders of Parent passed at the Annual General Meeting of Parent held on 23 September 2004 authorising the issue and the allotment of ordinary shares in the capital of Parent (the "SHARE ISSUE RESOLUTION");

     (iv) a copy of the resolutions of the Board of Directors of Parent passed on 21 December 2004 in pdf format, provided to us by Fenwick & West LLP by electronic mail on 22 December 2004 approving, INTER ALIA, the entry into and execution of the Agreement by Parent ("BOARD AUTHORISATION RESOLUTIONS"), undertaking the obligations to be undertaken by Parent under the Agreement and the allotment and issue of the First Tranche Registration Shares pursuant to Section 1.2(b)(i) of the Agreement; and

     (v) such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

4.   We have assumed:-

     (i) that the Agreement has been executed by each of the parties expressed to be a party thereto in the form examined by us for the purpose of rendering this opinion, duly and properly completed and that nothing in the Exhibits and Schedules to the Agreement would contradict or conflict, in any way, with or have the effect of varying any of the provisions of the Agreement as set out in the form examined by us for the purpose of rendering this opinion;

     (ii) that the Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto (other than Parent) and has been validly executed and delivered by or on behalf of each such party thereto (other than Parent);
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ALLEN & GLEDHILL                                                          PAGE 3


    (iii) that the Agreement has been validly signed, executed and delivered by a person on behalf of Parent who is authorised by the Board Authorisation Resolutions;

     (iv) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copy or other specimen documents submitted to us;

     (v) that the Amended and Restated Agreement and Plan of Reorganisation approved by the Board Authorisation Resolutions is the Agreement that we have examined;

     (vi) the correctness of all facts stated in the Agreement;

    (vii) that the copies of Parent's Memorandum and Articles of Association, Certificate of Incorporation of Private Company, Certificate of Incorporation on Conversion to a Public Company and Certificate of Incorporation on Change of Name of Company submitted to us for examination are up-to-date copies;

   (viii) that the copies of the Share Issue Resolution and the Board Authorisation Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Share Issue Resolution and the Board Authorisation Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Share Issue Resolution and the Board Authorisation Resolutions;

     (ix) that the Agreement constitutes legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of the jurisdiction by which such Agreement is expressed to be governed;

     (x) that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Agreement and that, in so far as any obligation expressed to be incurred or performed under the Agreement falls to be performed in or is otherwise subject to the laws of any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

     (xi) that the choice of the internal laws of the State of California, the United States of America, as the governing law of the Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts in the State of California, the United States of America, as a matter of the laws of the State of California, the United States of America, and all other relevant laws except the laws of Singapore;

    (xii) that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Agreement have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which it is subject has been satisfied;


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ALLEN & GLEDHILL                                                          PAGE 4


   (xiii) that Company, as the surviving corporation of the Merger, has become an indirect wholly-owned subsidiary of Parent at the Effective Time (as defined in the Agreement);

    (xiv) that the Parent Ordinary Shares which have been issued by Parent in respect of and in exchange for each share of Company Common Stock (as defined in the Agreement) excluding Dissenting Shares (as defined in the Agreement) at the Effective Time (as defined in the Agreement) have been determined in accordance with the provisions of the Agreement, and that such Parent Ordinary Shares have been issued and delivered in accordance with the terms of the Agreement;

     (xv) that the Parent Ordinary Shares which are to be issued by Parent in respect of and in exchange for each share of Company Common Stock (as defined in the Agreement) excluding Dissenting Shares (as defined in the Agreement) at the Shareholders Equity Determination Date (as defined in the Agreement) will be determined in accordance with the provisions of the Agreement, and that such Parent Ordinary Shares will be issued and delivered in accordance with the terms of the Agreement;

    (xvi) that the total number of Parent Ordinary Shares to be issued pursuant to the provisions of Section 1.2(b) of the Agreement at any time can be accurately calculated and ascertained from the provisions of the Agreement;

   (xvii) that the appropriate accounting entries have been made in Parent's books to reflect that the First Tranche Registration Shares allotted and issued at the Effective Time (as defined in the Agreement) pursuant to and in accordance with Section 1.2(b)(i) of the Agreement have been allotted and issued for a consideration otherwise than in cash and are credited as fully paid;

  (xviii) that the appropriate accounting entries will be made in Parent's books to reflect that the Second Tranche Registration Shares to be allotted and issued at the Shareholders Equity Determination Date (as defined in the Agreement) pursuant to and in accordance with Section 1.2(b)(ii) of the Agreement have been allotted and issued for a consideration otherwise than in cash and are credited as fully paid;

    (xix) that the total of the aggregate nominal value of all Parent Ordinary Share(s) issued pursuant to Section 1.2(b) of the Agreement in exchange for each share of Company Common Stock (as defined in the Agreement) is not more than the value of each such share of Company Common Stock (as defined in the Agreement);

     (xx) in relation to the Second Tranche Registration Shares:-

          (a) there shall be subsisting a valid authority given to the Board of Directors of Parent pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Second Tranche Registration Shares at the time of the issue of the
               Second Tranche Registration Shares; and
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ALLEN & GLEDHILL                                                          PAGE 5


          (b) the Board of Directors of Parent shall before the issue of the Second Tranche Registration Shares resolve to approve the allotment and issue by Parent of the Second Tranche Registration Shares in accordance with the terms of the Agreement;

    (xxi) that all relevant documents have been provided to us by the officers of Parent for inspection for purposes of this opinion; and

   (xxii) that the total issued and paid-up share capital of Parent consequent upon the issue by Parent of:

          (a) the First Tranche Registration Shares pursuant to the Agreement at the Effective Time (as defined in the Agreement) did not exceed the authorised share capital of Parent as at the Effective Time (as defined in the Agreement); and

          (b) the Second Tranche Registration Shares pursuant to the Agreement at the Shareholders Equity Determination Date (as defined in the Agreement) will not exceed the authorised share capital of Parent as at the Shareholders Equity Determination Date (as defined in the Agreement).

5. Based upon and subject to the foregoing, and subject to the qualifications set forth below and any matters not disclosed to us, we are of the opinion that:-

     (i) the First Tranche Registration Shares allotted and issued by Parent at the Effective Time (as defined in the Agreement) pursuant to the provisions of Section 1.2(b)(i) of the Agreement, and which are represented by share certificates issued in respect of such First Tranche Registration Shares, are validly issued, credited as fully paid and non-assessable; and

     (ii) the Second Tranche Registration Shares to be allotted and issued by Parent at the Shareholders Equity Determination Date (as defined in the Agreement) pursuant to the provisions of Section 1.2(b)(ii) of the Agreement, and represented by share certificates issued by Parent in respect of such Second Tranche Registration Shares, will be validly issued, credited as fully paid and non-assessable.

6. For the purposes of this opinion, we have assumed that the term "non-assessable" as used in paragraph 5 herein means that there is no further liability under Singapore law on the part of stockholders of Company to whom the Registration Shares are issued pursuant to the Agreement, to make any payment to Parent for the Registration Shares issued pursuant to the Agreement and in exchange for Company Common Stock.

7. This opinion only relates to the laws of general application of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In respect of the Agreement, we have assumed due compliance with all matters concerning United States federal,


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ALLEN & GLEDHILL                                                          PAGE 6


     Californian laws and the laws of all other relevant jurisdictions other than Singapore. As to matters of fact material to this opinion we have relied on the statements of responsible officers of Parent and Equiserve Trust Company N.A., the Transfer Agent of Parent.

8.   The qualifications to which this opinion is subject are as follows:-

     (i) enforcement of the obligations of Parent under the Agreement may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors' rights;

     (ii) the power of the Singapore courts to grant equitable remedies such as injunction and specific performance is discretionary and accordingly a Singapore court might make an award of damages where an equitable remedy is sought;

    (iii) where under the Agreement, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

     (iv) by virtue of the Limitation Act, Chapter 163 of Singapore, failure to exercise a right of action for more than six years will operate as a bar to the exercise of such right and failure to exercise such a right for a lesser period may result in such right being waived;

     (v) a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere;

     (vi) where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

    (vii) provisions in the Agreement as to severability may not be binding under the laws of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

   (viii) a Singapore court may refuse to give effect to clauses in the Agreement in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

     (ix) an obligation to pay an amount will not be enforceable in Singapore if the amount is held to constitute a penalty (even though the amount may be expressed as agreed liquidated damages); and

     (x) a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry in Singapore into the merits of a claim by an aggrieved party.


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ALLEN & GLEDHILL                                                          PAGE 7


9. Our opinion is addressed solely to yourselves and is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Agreement or otherwise including, but without limitation, any other document signed in connection therewith. Further, our opinion is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental authority or agency without our prior written consent.

10. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Allen & Gledhill